UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): August 9, 2022
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LPSN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2022, LivePerson, Inc. (the “Company”) entered into a written agreement with its current EVP and Chief Financial Officer, John Collins, amending and restating the terms of his employment (the “Collins Agreement”). The Collins Agreement provides that Mr. Collins will continue to serve as EVP and Chief Financial Officer of the Company at an annual base salary of $525,000 and with (A) eligibility to participate in the Company’s annual bonus plan as it exists from time to time under terms comparable to other employees of similar role and responsibility, with a target bonus opportunity of 55% of base salary for 2022, and generally subject to Company performance and the terms and conditions of the Company’s standard bonus policies, including continued employment with the Company through the payment date, and (B) standard Company employee benefits, including vacation, in accordance with the terms of those programs in effect from time to time.

In addition, pursuant to the Collins Agreement, if Mr. Collins’ employment is terminated by the Company without Cause (as defined in the Collins Agreement), subject to his timely delivery of an irrevocable general release of claims against the Company, he will be entitled to the following: (A) severance in the amount of six months’ base salary, (B) reimbursement for the differential cost of continuation of his then-current health insurance benefits under COBRA (provided Mr. Collins timely elects COBRA) for a period of six months, and (C) if such termination occurs on or before the date that bonuses are paid for the fiscal year completed prior to termination, a payment equal to the bonus that would have been received for the prior fiscal year had he remained employed on the date bonuses for such fiscal year are paid. In addition, if Mr. Collins’ employment is terminated by the Company without Cause or by Mr. Collins for Good Reason (as defined in the Collins Agreement), in each case within the three month period immediately prior to or the twelve month period immediately following a Change of Control of the ownership of the Company (as defined in the Collins Agreement), subject to his timely delivery of an irrevocable general release of claims against the Company, he will be entitled to the following: (A) severance in the amount of twelve months’ base salary, (B) reimbursement for the differential cost of continuation of his then-current health insurance benefits under COBRA (provided Mr. Collins timely elects COBRA) for a period of twelve months, (C) a bonus payment equal to his target bonus for the prior completed fiscal year (if not yet paid); (D) a bonus payment equal to his target bonus prorated for the number of months Mr. Collins was employed during the then-current fiscal year prior to termination, (E) immediate vesting, as of the termination date, of any outstanding unvested options and/or other equity awards held by Mr. Collins at the time of termination, and (F) continued exercisability for ninety days following termination of the vested portion of any outstanding options and/or other equity awards held by Mr. Collins (except to the extent that such 90-day period would be longer than the original term of the award as set forth in the applicable award agreement). If Mr. Collins voluntarily terminates his employment (other than for Good Reason on the terms described above) or the Company terminates his employment for Cause, then Mr. Collins will be entitled only to his earned and unpaid compensation earned through the date of the termination of employment in accordance with applicable law.

In addition, if any of the payments or benefits provided by the Company to Mr. Collins would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a Change of Control, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments will be payable either (1) in full or (2) in such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. Collins’ receipt on an after-tax basis, of the greatest amount of economic benefits under the Collins Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	August 15, 2022	By:	/s/ MONICA GREENBERG
Monica Greenberg
Executive Vice President of Policy and General Counsel